Exhibit 99.1

CORRECTING and REPLACING Hercules Technology Growth Capital Announces Record Third Quarter 2008 Financial Results and Declares a $0.34 Q4 2008 Dividend

~ Company Reports Record Revenues of $19.2 Million ~

~ Net Investment Income of $10.0 Million for the Quarter or $0.31 cents per share ~

~ Net Interest Margin of 10.16% ~

PALO ALTO, Calif.--(BUSINESS WIRE)--November 6, 2008--In the section under Liquidity and Capital Resources the first sentence should read: At September 30, 2008, the Company’s net assets were $402.7 million, with a net asset value per share of $12.25 as compared $11.97 per share at the end of the third quarter of 2007. (sted $12.21 per share at the end of the third quarter of 2007.)

The corrected release reads:

Hercules Technology Growth Capital Announces Record Third Quarter 2008 Financial Results and Declares a $0.34 Q4 2008 Dividend

Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights:

  Record revenues of approximately $19.2 million, an increase of approximately $4.1 million or 27% over the comparable period in 2007.
  Net investment income before taxes during this quarter was approximately $10.0 million, compared to approximately $10.0 million in the third quarter of 2007. Net investment income per basic share was $0.31 for the third quarter of 2008, compared to $0.31 per share in the third quarter of 2007.
  Taxable income for the quarter was $0.33 per share, including approximately $0.3 million or approximately $0.01 per share from tax-timing differences and net realized gains due to the sale of securities during the quarter. If the Company determined the tax attributes of its distributions year-to-date as of September 30, 2008, approximately $0.98 or 100% would be from ordinary income and taxable income spillover from 2007.
  Record total investment assets of $637.0 million as of September 30, 2008 compared to $416.0 million as of September 30, 2007, representing an increase of 53%. Of our loan portfolio, greater than 97% of the investments are in senior secured loans.
  Net income was approximately $12.5 million, or $0.38 per share on 32.6 million basic shares outstanding versus approximately $7.2 million, or $0.22 per share on 32.4 million basic shares outstanding for the third quarter of 2007.
  Commitments for the third quarter totaled approximately $54.2 million and were comprised entirely of debt.
  Fundings in the third quarter totaled approximately $99.7 million in debt investments.
  Announced a $0.34 per share dividend, our thirteenth consecutive dividend. This dividend will be paid on December 15, 2008 to shareholders of record as of November 14, 2008, an increase of 13% over the comparable period in 2007.

“Hercules’ strong performance this quarter in terms of growth and solid credit quality of its portfolio is in contrast to the significant deterioration of the broader financial service market. This achievement is a reminder of the Company’s continued ability to deliver positive results in the face of this challenging credit and capital environment. It also reflects the continued support of the venture capital community as they invested approximately $7.4 billion in new and existing portfolio companies during the third quarter,” said Manuel Henriquez, Chief Executive Officer of Hercules Technology Growth Capital.

“Given the current state of dislocation in the financial markets, we continue to implement a deliberate ‘slow and steady’ investment strategy, which we discussed during our prior two quarterly earnings calls, enabling us to maintain our historical high credit discipline and strong portfolio performance. Our decision last year to shift investments to more later-stage venture capital or private equity backed technology and life sciences companies has had a positive impact on our ability to maintain our credit quality, allowing us to better manage current market conditions than many other specialty finance companies this quarter, especially those focused primarily on the middle market buy-out segment.”

“Given our ‘slow and steady’ investment strategy, Hercules is focused on maintaining liquidity and has begun to de-lever its balance sheet given the uncertain market conditions. In the midst of tightening credit markets, Hercules was one of a handful of BDCs to successfully secure access to a new credit facility through its partnership with Wells Fargo Foothill this past quarter. This new credit facility allows Hercules to borrow $50 million and the ability to borrow up to $300 million if additional lenders are added to the credit syndicate over time.”

“I am proud of our investment professionals and of our firm’s results as well as our long term growth strategy. We are still seeing strong demand for our financing from some well-funded venture capital backed private companies; nonetheless, we will remain cautious in our investment activities in an effort to minimize potential adverse impacts or risks in our portfolio during these uncertain times. Our timely conservatism, along with our experienced team of seasoned investment professionals should allow Hercules to emerge from this challenging environment in a strong position.”

Third quarter Review and Operating Results

During the quarter, Hercules entered into agreements to provide debt financing totaling approximately $54.2 million and funded a total of approximately $99.7 million in debt investments including loan renewals. Proceeds from principal repayments were approximately $52.0 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

As of September 30, 2008, Hercules had unfunded debt commitments of approximately $141.8 million to 34 portfolio companies. Since these commitments may expire without being drawn upon, or may include performance milestones, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets totaling approximately $95.5 million for proposed future commitments. However, during the month of October given the uncertainty of the broader economy, Hercules reduced the number of non-binding term sheets it would continue to perform due diligence on, to approximately, $17.0 million and postpone the remaining non-binding term sheets until signs that the overall economy and the credit markets stabilize. These proposed investments are subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Investment Portfolio

The fair value of Hercules’ total investment portfolio at quarter-end was approximately $636.7 million, as compared to approximately $415.6 million at the end of the third quarter of 2007.

The fair value of the loan portfolio was approximately $578.3 million compared to a fair value of approximately $386.8 million at the end of the third quarter 2007.

The fair value of the equity portfolio was approximately $33.1 million in 39 companies, compared to a fair value of approximately $15.6 million in 22 companies at the end of the third quarter of 2007.

Hercules held warrant positions in 95 portfolio companies, with a fair value of approximately $25.4 million at September 30, 2008, as compared to approximately $13.2 million in fair value at September 30, 2007. This represents a 92.4% increase in the fair value of the warrant portfolio from September 30, 2007 to September 30, 2008, which includes additional investments and unrealized appreciation in value. If exercised, these warrant holdings at September 30, 2008 would allow Hercules to invest approximately $59 million in equity investments of its portfolio companies. However, these warrants may not appreciate in value and, in fact, may decline in value. Accordingly, the Company may not be able to realize gains from our warrant holdings.

The effective yield on our debt investments during the quarter was 13.1% which is lower than the preceding quarter yield of 14.3% primarily due to lower fee income from acceleration of fees and interest from early loan repayments and loan amendments.

The overall weighted average yield to maturity on the Company’s loan portfolio was 12.67% as of September 30, 2008 and June 30, 2008. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

Income Statement

Continued growth of Hercules’ debt investment portfolio contributed to a 27% increase in total investment income to a record of approximately $19.2 million during the third quarter of 2008, as compared to approximately $15.1 million in the third quarter of 2007.

Interest expense and loan fees were approximately $4.5 million during the third quarter, an increase of 368%, as compared to approximately $972,000 in the same quarter of the previous year driven by higher borrowing activities and a higher average borrowing rate. Hercules had a weighted average debt balance outstanding during the quarter of approximately $221.0 million and a weighted average cost of debt of 8.2% at September 30, 2008.

Total operating expenses, excluding interest expense and loan fees, for the third quarter of 2008 were approximately $4.7 million, as compared to approximately $4.1 million for the third quarter of 2007. The increase was primarily attributable to higher legal and work-out related expenses, recruiting expenses and higher salaries due to an increase from 39 employees at September 30, 2007 to 46 employees at September 30, 2008, offset by lower accrued bonus and slightly lower stock-based compensation expense.

Net investment income for the third quarter of 2008 was approximately $10.0 million, compared to approximately $10.0 million for the third quarter of 2007. Net investment income was $0.31 per share on 32.6 million basic shares outstanding in the third quarter of 2008, compared to $0.31 per share in the comparable quarter of 2007 on 32.4 million basic shares outstanding. During the third quarter, Hercules recognized approximately $126,000 of net realized gains from its investment portfolio. Net realized gains were composed of approximately $430,000 of gains from the sale of warrants in Epicept Corporation offset by realized losses of approximately $304,000 from the sale of a loan and write-off of warrants in two companies. In spite of these warrant write-offs, Hercules had full recovery of principal, interest and fees representing positive IRR’s of approximately 60% and 13% on the investments.

Hercules recorded net unrealized appreciation on investments of approximately $2.4 million during the third quarter of 2008. The unrealized appreciation was attributed to approximately $1.0 million in net unrealized appreciation in its loan portfolio primarily attributed to the reversal of prior period depreciation in two portfolio companies, net appreciation of approximately $900,000 in its equity investments, and net appreciation of approximately $500,000 in its warrant portfolio.

Dividends

The Company distributed a dividend of $0.34 per share to its shareholders during the quarter, representing an increase of 13% over the comparable period in 2007. This distribution was the twelfth consecutive quarterly dividend paid and brings total distributions to $3.41 per share since its initial public offering in June 2005.

The Board of Directors declared a fourth quarter dividend of $0.34 per share, representing an increase of 13% over the comparable period in 2007. The dividend will be payable on December 15, 2008 to shareholders of record as of November 14, 2008. This is the Company’s thirteenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $3.75 per share.

Including the fourth quarter dividend, Hercules currently estimates that it will distribute $1.32 in dividends for 2008. This estimate takes into account the Company’s expectations for the performance of its business for 2008, and its estimates of operating income, capital gains, net income and taxable income for 2008. The Company’s actual distributions for 2008 may differ from this estimate. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2007 were paid 100% from ordinary income. If the Company determined the tax attributes of its distributions year-to-date as of September 30, 2008, approximately $0.98 or 100% would be from ordinary income and taxable income spillover from 2007. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2008 distributions to shareholders will actually be. The actual tax characteristics of dividends distributed to shareholders will be reported to shareholders annually on a Form 1099-DIV.

Liquidity and Capital Resources

At September 30, 2008, the Company’s net assets were $402.7 million, with a net asset value per share of $12.25 as compared $11.97 per share at the end of the third quarter of 2007.

The Company ended the third quarter with approximately $20.5 million in cash and cash equivalents.

During the third quarter, Hercules entered into a two year credit facility with Wells Fargo Foothill. Wells Fargo Foothill provided $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company is currently in discussions with potential lenders to join the facility, however, there is no guarantee that additional lenders will join the facility. At September 30, 2008 there was $10.0 million outstanding under the facility.

At September 30, 2008, Hercules had approximately $127.9 million outstanding under its $134.9 million credit facility with Citibank and Deutsche Bank, which represented unused capacity of approximately $5.0 million subject to certain credit limitations. On October 31, 2008, the facility terminated under the normal terms of the agreement and will be amortized for a period of six months until April 30, 2009 at which time the remaining outstanding principal and interest are due.

Hercules received approval in November 2008 to increase its borrowing capacity to $130.6 million available under the SBA program and had approximately $127.2 million outstanding at September 30, 2008, thus permitting additional borrowings of approximately $3.4 million subject to certain credit and regulatory limitations.

The Company has received exemptive relief from the SEC that allows it to exclude the SBA borrowings from the 1:1 leverage test imposed on BDCs. Based on Hercules’ existing stockholders’ equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500.0 million. This figure assumes Hercules is able to expand its existing credit facilities. The Company had approximately $265.1 million in debt outstanding as of September 30, 2008, representing a leverage ratio of approximately 66%.

Portfolio Asset Quality and Diversification

As of September 30, 2008, grading of the debt portfolio at value, excluding warrants and equity investments, was as follows:

Grade 1	$20.9 million or 3.6% of the total loan portfolio
Grade 2	$401.5 million or 69.4% of the total loan portfolio
Grade 3	$149.0 million or 25.8% of the total loan portfolio
Grade 4	$2.3 million or 0.4% of the total loan portfolio
Grade 5	$4.6 million or 0.8% of the total loan portfolio

At September 30, 2008, the weighted average loan grade of the portfolio was 2.25 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.10 as of June 30, 2008. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, or if they are not meeting the company’s financial criteria and their respective business plans.

Hercules’ portfolio diversification as of September 30, 2008 was as follows:

  20.7% in communications and networking companies
  13.6% in software companies
  12.0% in drug discovery companies
  9.9% in information services companies
  7.6% in specialty pharmaceutical companies
  7.4% in electronics and computer hardware companies
  5.2% in consumer and business product companies
  4.2% in semiconductor companies
  3.3% in internet companies
  3.5% in biotechnology tools companies
  3.2% in drug delivery companies
  2.7% in therapeutic companies
  2.7% in media/content/info companies
  2.0% in diagnostic companies
  1.2% in surgical device companies
  0.8% in energy companies

Subsequent Events

In October, Hercules paid down the Wells Fargo Foothill Credit Facility by $10.0 million, resulting in borrowing capacity of $50.0 million.

Hercules received full repayment of $2.5 million from NetEffect representing principal and interest outstanding. Intel acquired the assets of the company in bankruptcy.

Hercules received a repayment of approximately $700,000 in common stock from an investor for the assets of Teleflip.

In October, Hercules had realized gains of approximately $400,000 from the sale of shares in one publicly traded life science company, milestone payments from a technology company acquisition that occurred in 2006 and additional proceeds from a life science company liquidation that occurred under the Canadian bankruptcy court in 2007.

Conference Call

Hercules has scheduled its 2008 third quarter financial results conference call for November 6, 2008 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (888) 455-2263 or (719) 457-2668 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 7541226.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HTGC.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 90 days.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	September 30,
	2008	December 31,
	(unaudited)	2007
Assets
Investments:
Non-affiliate investments (cost of $621,675 and $513,106)	$ 632,500	$ 525,725
Affiliate investments (cost of $6,344 and $6,344)	4,247	4,247
Total investments, at value (cost of $628,019 and $519,450 respectively)	636,747	529,972

Deferred loan origination revenue	(7,769)	(6,593)
Cash and cash equivalents	20,489	7,856
Interest receivable	7,859	6,387
Other assets	17,677	4,321

Total assets	675,003	541,943

Liabilities
Accounts payable and accrued liabilities	7,213	6,956
Short-term credit facility	127,900	79,200
Long-term credit facility	10,000	-
Long-term SBA debentures	127,200	55,050
Total liabilities	272,313	141,206

Net assets	$ 402,690	$ 400,737

Net assets consist of:
Common stock, par value	$ 33	$ 33
Capital in excess of par value	397,990	393,530
Deferred stock compensation	(2,418)	(78)
Unrealized appreciation on investments	8,105	10,129
Accumulated realized gains on investments	5,812	819
Distributions in excess of investment income	(6,832)	(3,696)
Total net assets	$ 402,690	$ 400,737

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	32,863	32,541

Net asset value per share	$ 12.25	$ 12.31
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Investment income:
Interest	$ 17,348	$ 13,569	$ 47,669	$ 34,396
Fees	1,900	1,572	6,202	3,698
Total investment income	19,248	15,141	53,871	38,094
Operating expenses:
Interest	3,929	553	8,694	3,003
Loan fees	618	419	1,564	935
General and administrative	1,937	1,420	5,307	4,442
Employee Compensation:
Compensation and benefits	2,544	2,404	8,198	6,358
Stock-based compensation	228	300	1,144	847
Total employee compensation	2,772	2,704	9,342	7,205
Total operating expenses	9,256	5,096	24,907	15,585

Net investment income	9,992	10,044	28,964	22,509

Net realized gain (loss) on investments	126	49	4,993	3
Net increase (decrease) in unrealized appreciation on investments	2,420	(2,915)	(2,024)	(733)

Net realized and unrealized gain (loss)	2,546	(2,866)	2,969	(730)
Net increase in net assets resulting from operations	$ 12,538	$ 7,178	$ 31,933	$ 21,779

Net investment income before investment gains and losses
per common share:
Basic	$ 0.31	$ 0.31	$ 0.89	$ 0.84

Diluted	$ 0.31	$ 0.31	$ 0.89	$ 0.83

Change in net assets per common share:
Basic	$ 0.38	$ 0.22	$ 0.98	$ 0.81

Diluted	$ 0.38	$ 0.22	$ 0.98	$ 0.81

Weighted average shares outstanding
Basic	32,634	32,427	32,600	26,864

Diluted	32,634	32,526	32,600	26,992

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
or
Sally Borg, 650.289.3066
sborg@htgc.com